China Shen Zhou Mining & Resources Signed a $28.0 Million Financing Term Sheet and Agreement With Citadel Investment Group

BEIJING--(BUSINESSWIRE)--Nov. 20, 2006—China Shen Zhou Mining & Resources, Inc. (OTC Bulletin Board: CSZM - News), today announced that it has signed a financing term sheet and agreement for a US$28.0 million financing with Citadel Equity Fund Ltd. (“Citadel”). Subject to completion of satisfactory due diligence scheduled for completion by December 10, 2006, the agreement calls for Citadel to acquire $28.0 million of senior secured convertible notes due in 2012 with a cash coupon rate of 6.75%. The Company intends to use the financing proceeds for the purchase of a mine in neighboring Kyrgyzstan, additional capital expenditures for existing and new mine properties in China and general working capital. As part of the binding term sheet and subject to certain closing conditions, Citadel has further agreed that it may provide an interim bridge financing to the Company in order for the Company to close an intended transaction on November 27, 2006 with Kichi Chaarat who owns the mine property and exploring rights for the Kalu Tiegailieke Copper and Gold Mine in Kyrgyzstan and located across the border from the Company’s existing Tianzhen Mine in far western Xinjiang province.

Under the terms of the financing, the Company will issue $28.0 million of convertible notes with a cash coupon of 6.75%. The notes are convertible into the Company's common shares at $3.20 per share, subject to certain conditions, a 14.3% premium to the Company’s closing stock price of $2.80 on November 16, 2006.

“China Shen Zhou is extremely pleased to gain Citadel as a new investor and long-term partner. We recognize Citadel as one of the preeminent providers of growth capital in the world and consider it a privilege to work with them. China Shen Zhou is now poised to move rapidly in developing its mining operations, and we believe Citadel is the best suited financing partner with whom to move forward.” stated Yu Xiaojing, Chairman and CEO of China Shen Zhou Mining and Resources, Inc.

American Eastern Securities, Inc., acted as placement agent for China Shen Zhou Mining and Resources, Inc.

About Citadel Investment Group, L.L.C.

Since its founding in 1990, Citadel Investment Group, L.L.C. has grown into one of the world’s most sophisticated alternative investment institutions. Today, affiliates of Citadel Investment Group, L.L.C., including Citadel Equity Fund Ltd., deploy approximately $12.8 billion of investment capital across a highly diversified set of proprietary investment strategies in nearly all major asset classes in all the world’s principal markets. Citadel Equity Fund Ltd. is one of the entities for which Citadel Limited Partnership serves as portfolio manager and Citadel Investment Group, L.L.C. provides administrative and investment-related services. Citadel Investment Group, L.L.C. and its affiliates maintain offices in Hong Kong, Chicago, New York, San Francisco, Tokyo and London.

About American Eastern Securities, Inc.

Founded in 1989, American Eastern Securities, Inc. is a private investment firm based in Downtown Los Angeles.  Some of the services offered by them are; mergers and acquisitions, corporate finance, asset management and brokerage services to individual investors and institutional. The philosophy of AES is to achieve success through developing long-term growth for their clients.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc. conducts all of their business through its subsidiary, AFMG, which, in turn, conducts its business through its Subsidiaries.  According to documentation provided by AFMG, the principal business of AFMG is the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other non-ferrous metals in the PRC.  AFMG has two principal areas of interest in the PRC:  (a) fluorite and zinc exploration in the Sumochaganaobao region of Inner Mongolia Province; and (b) copper/gold exploration in the Yangye Huayuan region of Xinjiang Uygur Autonomous Region.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

Alvin Pan

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Sinavest Corporate Relations